Exhibit 99.(l)(3)

11 June 2007

The Thai Capital Fund, Inc.

c/o Daiwa Securities Trust Company

One Evertrust Plaza

Jersey City, New Jersey 07302

U.S.A.

Attention:	Mr. John J. O’Keefe

The Thai Capital Fund, Inc.

Dear Sirs,

We have acted as Thai counsel to the Thai Capital Fund, Inc.

We confirm that the statements in the Registration Statement on Form N-2 (File Nos. 333-141377 and 811-06062) for The Thai Capital Fund Inc. as amended under the headings “Thai Taxes”, “Political and Economic Factors”, “Thai Government Regulation and Investment by the Fund in Thai Securities”, “Enforcement of Judgments Against the Investment Manager and the Investment Adviser”, “Government Regulation and Investment by the Fund in Thai Securities”, “Thai Income Taxes” and “Legal Matters” contained therein, to the extent that they constitute statements of law or legal conclusions, are true and correct and accurately reflect our opinion on the matters covered thereby.

In addition, we hereby consent to the filing of this opinion as an Exhibit to the said Registration Statement and further consent to the references to Thai Counsel contained in the Prospectus filed as part of the Registration Statement.

Yours faithfully,
/s/ Clifford Chance (Thailand) Limited
Clifford Chance (Thailand) Limited